Exhibit 99.1


                                 [PLAYBOY LOGO]

FOR IMMEDIATE RELEASE                                    Investor/Media Contact:
                                                         Martha Lindeman
                                                         312-373-2430



                       PLAYBOY ENTERPRISES REPORTS STRONG
                 FOURTH QUARTER AND FULL YEAR OPERATING RESULTS
                           ACROSS ITS FOUR BUSINESSES

           Guidance for FY 2004 Raised on Positive Operating Results
                   Company Reports Settlement of Legal Claim

CHICAGO, Wednesday, February 11, 2004 - Playboy Enterprises, Inc. (PEI) (NYSE:PLA, PLAA) today said that operating income for the quarter ended December 31, 2003, was $8.8 million, versus $0.1 million in the prior year period. Excluding the restructuring charges of $0.4 million and $6.6 million in the fourth quarters of 2003 and 2002, respectively, and a $0.4 gain in the 2002 quarter, segment income in the 2003 fourth quarter rose 46% to $9.2 million from $6.3 million in the 2002 time period. Fourth quarter 2003 net income was affected by an $8.5 million non-operating charge related to the settlement of a previously disclosed lawsuit with Logix Development Corporation. The net loss for the 2003 fourth quarter was $6.7 million, or $0.26 per basic and diluted share, compared to a net loss of $4.0 million, or $0.16 per basic and diluted share, in the prior year's quarter. Excluding that settlement, fourth quarter 2003 net income was $1.8 million, or $0.05 per basic and diluted share. Revenues in the 2003 fourth quarter increased 24% to $91.1 million from $73.5 million last year.

         For the year, PEI reported operating income totaling $29.5 million in 2003, more than triple the $8.7 million reported in 2002, on a 14% increase in revenues to $315.8 million. Net loss for the 2003 year totaled $7.6 million, or $0.31 per basic and diluted share, compared to a net loss in 2002 of $17.1 million, or $0.67 per basic and diluted share. Excluding the legal settlement, 2003 net income was $0.9 million, or $0.00 per basic and diluted share.

         Christie Hefner, PEI's chairman and chief executive officer, said:
"All of our businesses reported strong operating results last year. The Online Group had its first full year of profitability, with a nearly $12 million swing to positive segment income driven by a 38% year-over-year increase in subscription and e-commerce revenues. Growth in the number of retail outlets plus new licensees and product lines, together with our successful auction, helped the Licensing Group achieve record results. Publishing benefited both on the newsstand and in advertising sales from the new look and editorial changes at Playboy magazine. Revenue and profit growth in our domestic TV operations as well as the across-the-board cost-control efforts we put in place at year-end 2002 also contributed to the strong 2003 operating results.

         "All four of our businesses enter 2004 with operating momentum and we believe we are well positioned to capitalize on future revenue opportunities. We continue to project increased profitability in all four businesses, excluding the sale of artwork in the Licensing Group.

         "As a result, we are raising our 2004 operating profit guidance from the $30 million we projected in December to approximately $33 million and are reiterating our earlier guidance that we will return to net profitability and positive earnings per share in 2004," Hefner said.

Entertainment
Fourth quarter 2003 Entertainment Group segment income declined as expected by $1.1 million to $6.8 million from $7.9 million in the prior year period as higher results from the domestic TV business were offset primarily by lower profits from international TV, which benefited from the restructuring of the international TV operations at year end 2002. Fourth quarter revenues increased 14% in 2003 over 2002 to $36.3 million, primarily due to the increased ownership position in the international TV operations.

         Domestic TV revenues in the 2003 fourth quarter increased 4% to $24.1 million from $23.2 million in the prior year. Increased distribution of both Playboy TV and the movie networks helped drive the increase.

Publishing
The Publishing Group's fourth quarter 2003 segment income increased 9% to $2.3 million compared to the 2002 fourth quarter. Revenues for the same periods rose 26% to $36.8 million from $29.1 million, mostly due to gains from the U.S. edition of Playboy magazine but reflecting increases from other domestic publishing and international editions as well.

         Successful advertising and newsstand sales of the 50th anniversary issue of Playboy magazine were primarily responsible for the revenue increase as circulation increased 11% to $18.2 million and advertising revenues were up 67% to $13.7 million compared to the 2002 fourth quarter. These increases were partially offset by the editorial and promotional expenses related to the 50th anniversary issue.

         The company said that it expects to report a modest increase in advertising pages and revenues for the first quarter of 2004.

Online
A 28% increase in the Online Group's revenues to $12.3 million in the 2003 fourth quarter contributed to the swing to a segment profit of $1.9 million from a loss of $0.3 million in the 2002 fourth quarter.

         Fourth quarter 2003 subscription and e-commerce revenues rose 56% and 28% to $5.2 million and $6.2 million, respectively, as compared to the prior year's fourth quarter.

Licensing
Fourth quarter segment income for the Licensing Group more than tripled to $3.7 million compared to last year, reflecting both increased international sales and a $1.8 profit from the 50th anniversary auction of art, manuscripts, cartoons, photographs and memorabilia at Christie's. Revenues for the Group totaled $5.7 million in the 2003 quarter, nearly double the $2.9 million recorded in the prior year quarter.

Other
The company recorded fourth quarter restructuring charges of $0.4 million in 2003 primarily related to a revision to the office space assumptions made at the time of the 2002 restructuring versus a $6.6 million restructuring charge in 2002. In the 2002 fourth quarter the company recorded a $0.4 million gain from the sale of its remaining interest in the Polish edition of Playboy magazine.

         PEI also announced today that it recorded an $8.5 million charge in the fourth quarter to settle the lawsuit with Logix Development Corp., which related to an undisclosed liability of the former Spice Entertainment Companies that PEI inherited as a result of the Spice transaction. After completing discovery and mediation, and in light of the cost of litigation and uncertainties of a jury trial, PEI decided on recommendation of counsel that it would be best to settle the case.

         The company's earnings per share calculation for the 2003 fourth quarter and full year was affected by the accounting for a preferred dividend of $0.3 million and $0.9 million, respectively. There was no preferred stock outstanding in the prior year.


Additional information regarding fourth quarter 2003 earnings and year-end results will be available on the earnings release conference call, which is being held today, February 11, 11:00 a.m. EST/10:00 a.m. CST, 1-800-245-3043
(for domestic callers) or +1-785-832-1508 (for international callers) and using the password: "Playboy." The call also will be webcast. To listen to the call, visit www.peiinvestor.com and select the Investor Relations content section.


                                    * * * *

Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming via home video and DVD globally; licenses the Playboy and Spice trademarks internationally for a range of consumer products and services; and operates Playboy.com, a leading men's lifestyle and entertainment Web site.


FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements, as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1) foreign, national, state and local government regulation, actions or initiatives, including:

        (a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, video and online materials,

        (b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or

        (c) substantive changes in postal regulations or rates which could increase our postage and distribution costs;

(2) risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

(3) changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

(4) our ability to protect our trademarks, copyrights and other intellectual property;

(5) risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

(6) dilution from any potential issuance of additional common or convertible preferred stock in connection with financings or acquisitions;

(7) competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;

(8) competition in the television, men's magazine, Internet and product licensing markets;

(9) attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;

(10) the television and Internet businesses' reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

(11) risks associated with losing access to transponders and competition for transponders and channel space;

(12) the impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on margin splits with operators of these systems;

(13) risks that we may not realize the expected increased sales and profits and other benefits from acquisitions and the restructuring of our international TV joint ventures;

(14) risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC joint venture partner;

(15) increases in paper or printing costs;

(16) effects of the national consolidation of the single-copy magazine distribution system; and

(17) uncertainty of the viability of our primarily subscription- and e-commerce-based Internet model.

                         Playboy Enterprises, Inc. and Subsidiaries
                Condensed Statements of Consolidated Operations (Unaudited)
                          (In thousands, except per share amounts)

                                                                     Quarters Ended
                                                                      December 31,
                                                            ---------------------------------
                                                                2003                2002
                                                            -------------       -------------
Net Revenues
Entertainment:
   Domestic TV Networks                                        $  24,075           $  23,196
   International TV                                               10,436               6,607
   Worldwide DVD/Home Video                                        1,643               1,989
   Other                                                             178                  54
                                                            -------------       -------------
Total Entertainment                                               36,332              31,846
Publishing:
   Playboy Magazine                                               31,879              24,627
   Other Domestic Publishing                                       3,299               2,906
   International Publishing                                        1,618               1,590
                                                            -------------       -------------
Total Publishing                                                  36,796              29,123
Online:
   Subscriptions                                                   5,162               3,312
   E-Commerce                                                      6,166               4,825
   Other                                                             984               1,497
                                                            -------------       -------------
Total Online                                                      12,312               9,634
Licensing                                                          5,704               2,934
                                                            -------------       -------------
   Total net revenues                                          $  91,144           $  73,537
                                                            =============       =============

Results of Operations
Entertainment                                                  $   6,810           $   7,933
Publishing                                                         2,271               2,081
Online                                                             1,864                (284)
Licensing                                                          3,669               1,105
Corporate Administration & Promotion                              (5,441)             (4,551)
                                                            -------------       -------------
   Segment income                                                  9,173               6,284

Restructuring expenses                                              (350)             (6,643)
Gain on disposal                                                       -                 442
                                                            -------------       -------------

   Operating income                                                8,823                  83

Investment income                                                     99                  42
Interest expense                                                  (4,277)             (3,600)
Amortization of deferred financing fees                             (385)               (264)
Minority interest                                                   (351)               (445)
Debt extinguishment expenses                                           -                   -
Legal settlement                                                  (8,500)                  -
Vendor settlement                                                      -                 750
Other, net                                                          (601)                131
                                                            -------------       -------------

Loss before income taxes                                          (5,192)             (3,303)

Income tax expense                                                (1,482)               (742)
                                                            -------------       -------------

Net loss                                                          (6,674)             (4,045)
Dividend requirements of preferred stock                            (336)                   -
                                                            -------------       -------------

Net loss applicable to common shareholders                    $   (7,010)          $  (4,045)
                                                            =============       =============

Basic and diluted weighted average number
 of common shares outstanding                                     27,442              26,042
                                                            =============       =============

Basic and diluted earnings per common share                   $    (0.26)          $   (0.16)
                                                            =============       =============

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
                        Playboy Enterprises, Inc. and Subsidiaries
                Condensed Statements of Consolidated Operations (Unaudited)
                         (In thousands, except per share amounts)

                                                                  Twelve Months Ended
                                                                     December 31,
                                                            ---------------------------------
                                                                2003                2002
                                                            -------------       -------------
Net Revenues
Entertainment:
   Domestic TV Networks                                        $  95,266           $  94,391
   International TV                                               35,496              16,442
   Worldwide DVD/Home Video                                        5,553              10,547
   Other                                                             576                 259
                                                            -------------       -------------
Total Entertainment                                              136,891             121,639
Publishing:
   Playboy Magazine                                              102,031              94,665
   Other Domestic Publishing                                      12,977              11,676
   International Publishing                                        5,670               5,461
                                                            -------------       -------------
Total Publishing                                                 120,678             111,802
Online:
   Subscriptions                                                  18,171              10,981
   E-Commerce                                                     16,845              14,377
   Other                                                           3,828               5,606
                                                            -------------       -------------
Total Online                                                      38,844              30,964
Licensing                                                         19,431              13,217
                                                            -------------       -------------
   Total net revenues                                          $ 315,844           $ 277,622
                                                            =============       =============

Results of Operations
Entertainment                                                  $  28,061           $  32,365
Publishing                                                         5,160               2,669
Online                                                             2,762              (8,916)
Licensing                                                         10,358               4,581
Corporate Administration & Promotion                             (16,539)            (15,810)
                                                            -------------       -------------
   Segment income                                                 29,802              14,889
Restructuring expenses                                              (350)             (6,643)
Gain on disposal                                                       -                 442
                                                            -------------       -------------

   Operating income                                               29,452               8,688

Investment income                                                    363                 125
Interest expense                                                 (16,309)            (15,147)
Amortization of deferred financing fees                           (1,407)               (993)
Minority interest                                                 (1,660)             (1,724)
Debt extinguishment expenses                                      (3,264)                  -
Legal settlement                                                  (8,500)                  -
Vendor settlement                                                      -                 750
Other, net                                                        (1,265)               (290)
                                                            -------------       -------------
Loss before income taxes                                          (2,590)             (8,591)

Income tax expense (1)                                            (4,967)             (8,544)
                                                            -------------       -------------
Net loss                                                          (7,557)            (17,135)
Dividend requirements of preferred stock                            (893)                  -
                                                            -------------       -------------
Net loss applicable to common shareholders                     $  (8,450)          $ (17,135)
                                                            =============       =============

Basic and diluted weighted average number
 of common shares outstanding                                     27,023              25,595
                                                            =============       =============

Basic and diluted earnings per common share                   $    (0.31)          $   (0.67)
                                                            =============       =============


(1)  2002 includes a $5,816 noncash income tax charge related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

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
PLAYBOY ENTERPRISES, INC.
---------------------------------------------------------------------------------------------------------------------------------
Summary of Financial and Operating Data (in millions of dollars)

                                                  4th Quarter Ended December 31,              Twelve Months Ended December 31,
EBITDA and Adjusted EBITDA                                 2003      2002 (1) %Inc/(Dec)             2003   2002 (1)   % Inc/(Dec)
-----------------------------------------------------------------------------------------       ---------------------------------
Reconciliation to GAAP Financial Measure:                                     |                                       |
    Net Loss                                        $     (6.7)    $    (4.0) |    (67.5)         $  (7.6)   $ (17.1) |    55.6
    Adjusted for:                                                             |                                       |
      Income Tax Expense                                    1.5           0.7 |    114.3              5.0        8.5  |   (41.2)
      Interest Expense                                      4.3           3.5 |     22.9             16.3       15.1  |     7.9
      Amortization of Deferred Financing Fees               0.4           0.3 |     33.3              1.4        1.0  |    40.0
      Equity in Operations of Investments                     -          (0.3)|    100.0              0.1       (0.3) |     ---
      Depreciation and Amortization                        13.1          14.6 |    (10.3)            49.6       54.4  |    (8.8)
------------------------------------------------------------------------------|                 --------------------- |
    EBITDA (2)                                             12.6          14.8 |   (14.9)             64.8       61.6  |     5.2
    Adjusted for:                                                             |                                       |
       Cash Investments in Entertainment Programming      (10.2)         (9.9)|    (3.0)            (44.7)     (41.7) |    (7.2)
------------------------------------------------------------------------------|                 --------------------- |
    Adjusted EBITDA (3)                              $      2.4     $     4.9 |   (51.0)          $  20.1    $  19.9  |     1.0
------------------------------------------------------------------------------|                 --------------------- |

Financial and Operating Data
---------------------------------------------------------------------------------------------------------------------------------
Entertainment                                                                 |                                       |
   Cash Investments in Programming                   $     10.2     $     9.9 |      3.0          $  44.7    $  41.7  |     7.2
   Programming Amortization                          $     11.4          11.5 |     (0.9)         $  40.6    $  40.6  |     0.0
   Units at End of Period (in millions) (4):                                  |                                       |
    Playboy TV:                                                               |                                       |
      Satellite Direct-to-Home                             21.6          19.2 |     12.5             21.6       19.2  |    12.5
      Cable Digital                                        16.9          14.0 |     20.7             16.9       14.0  |    20.7
      Cable Analog Addressable                              5.7           5.7 |      0.0              5.7        5.7  |     0.0
    Playboy TV en Espanol (5):                                                |                                       |
      Satellite Direct-to-Home                              8.1           7.0 |     15.7              8.1        7.0  |    15.7
      Cable Digital                                         3.3           2.7 |     22.2              3.3        2.7  |    22.2
                                                                              |                                       |
    Movie Networks:                                                           |                                       |
      Satellite Direct-to-Home                             42.2          38.4 |      9.9             42.2       38.4  |     9.9
      Cable Digital                                        42.8          36.9 |     16.0             42.8       36.9  |    16.0
      Cable Analog Addressable                              9.1          10.8 |    (15.7)             9.1       10.8  |   (15.7)
   International TV Households at End of Period            37.0          30.9 |     19.7             37.0       30.9  |    19.7
       (in millions)                                                          |                                       |
                                                                              |                                       |
Publishing                                                                    |                                       |
   Playboy Magazine:                                                          |                                       |
    Circulation Revenues                             $     18.2    $     16.5 |     10.3          $  65.9    $  62.3  |     5.8
    Advertising Revenues                             $     13.7    $      8.2 |     67.1          $  36.1    $  32.4  |    11.4
    Advertising Pages                                     207.3         130.7 |     58.6            555.3      514.9  |     7.8
                                                                              |                                       |
Online                                                                        |                                       |
   Subscription Revenues                             $      5.2     $     3.3 |     57.6          $  18.2   $   11.0  |    65.5
   Subscribers at End of Period (in thousands)            163.0         147.6 |     10.4            163.0      147.6  |    10.4
                                                                              |                                       |
At December 31                                                                |                                       |
    Cash and Cash Equivalents                        $     31.3    $      4.1 |    663.4          $  31.3    $   4.1  |   663.4
    Short-Term Financing Obligations                 $        -    $     23.6 |   (100.0)         $     -    $  23.6  |  (100.0)
    Long-Term Financing Obligations                  $    115.0    $     68.9 |     66.9         $  115.0    $  68.9  |    66.9
    Shareholders' Equity                             $    106.6    $     87.8 |     21.4         $  106.6    $  87.8  |    21.4
---------------------------------------------------------------------------------------------------------------------

See Notes on accompanying page.

Notes to Summary of Financial and Operating Data

(1) Certain reclassifications have been made to conform to the current presentation.

(2) In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. generally accepted accounting principles.

(3) In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. generally accepted accounting principles.

(4) Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.

(5) We obtained 100% distribution rights of Playboy TV en Espanol in the U.S. Hispanic market in December 2002 in connection with the restructuring of the ownership of our international TV joint ventures.